Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-275308) on Form S-3 and the registration statements (No. 333-225579 and No. 33-88640) on Form S-8 of our reports dated February 24, 2025, with respect to the consolidated financial statements of W. R. Berkley Corporation and the effectiveness of internal control over financial reporting.

/S/ KPMG LLP

New York, New York
February 24, 2025